Exhibit 5.2

Homburger AG

Prime Tower

Hardstrasse 201 | CH-8005 Zurich

P.O. Box 314 | CH-8037 Zurich

T +41 43 222 10 00

F +41 43 222 15 00

lawyers@homburger.ch

UBS AG

Bahnhofstrasse 45

8001 Zurich

Switzerland

December 16, 2011 LAC | SCU

314700 | LEGAL OPINION | 000001.docx

Ladies and Gentlemen

We have acted as special Swiss counsel to UBS AG, a Swiss corporation (UBS), in connection with the registration statement of UBS on Form S-8 relating to the Plan (as defined below), being filed with the Securities and Exchange Commission (the Registration Statement), covering 146,000,000 registered shares of UBS with a par value of CHF 0.10 each, allocated out of UBS’s conditional share capital, as a maximum number of registered shares of UBS to be used for purposes of satisfying employees’ claims under the Plan (the Allocated Shares).

As such counsel, we have been requested to give our opinion as to certain legal matters relating to Swiss law. Capitalized terms used herein shall have the meaning attributed to them herein.

I. Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by the Swiss courts. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgement. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any document or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the documents below, and we express no opinion as to the accuracy of representations and warranties of facts set out in such documents or the factual background assumed therein.

For the purpose of giving this opinion, we have only examined originals or copies of the following documents (collectively the Documents):

(i)	an electronic excerpt from the Register of Commerce of the Canton of Zurich (Handelsregisterauszug) relating to UBS, dated December 16, 2011 (the Excerpt);

(ii)	a copy of the articles of incorporation (Statuten) of UBS in their version of February 22, 2011 (the Articles);

(iii)	a copy of an excerpt from the minutes of the board of directors’ meeting of June 29, 2006, relating to the conditional capital (the Board Resolution);

(iv)	a copy of the decision of the SIX Swiss Exchange dated June 14, 2006, on the listing application of UBS relating to the listing on the SIX Swiss Exchange and a confirmation letter from SIX Swiss Exchange dated July 21, 2006;

(v)	an electronic copy of the UBS AG Omnibus Stock Plan, dated as of November 3, 2000, as amended as of November 26, 2007 (the Plan); and

(vi)	an electronic copy of a list of the Company’s capital structure as per December 1, 2011, published on the Company’s website (the Confirmation).

No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, we shall limit our opinion to the above Documents and their legal implications on the Registration Statement under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

II. Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all copies, fax copies or electronic versions of the documents produced to us conform to the respective original documents and the originals of such documents were executed in the manner and by the individuals appearing on the respective copies;

(b)	all signatures appearing on all original documents or copies thereof which we have examined are genuine;

(c)	all factual information contained in, or material statements given in connection with the Documents is true, accurate and up-to-date;

(d)	the Excerpt and the Articles are correct, complete and up-to-date; and

(e)	the Board Resolution (i) has been duly resolved in a meeting duly convened and otherwise in the manner set forth therein, and (ii) has not been rescinded or amended and is in full force and effect.

III. Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	UBS is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.	The allocation of the Allocated Shares has been duly approved by the board of directors of UBS and each of the Allocated Shares will, upon (i) exercise of a duly executed exercise notice in accordance with Swiss law, the Articles and the Plan rules, and (ii) payment of the issuance price (Ausgabebetrag) in respect of such share, be validly issued, fully paid and non-assessable.

3.	In the absence of unlawful dividends or other unlawful distributions, the holders of Allocated Shares will not be personally liable for debts of UBS solely by reason of their ownership thereof.

4.	Insofar as Swiss law is concerned, all regulatory consents, authorizations, approvals and filings required to be obtained or made by UBS for the issuance (Ausgabe) of the Allocated Shares have been obtained or made.

IV. Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	By opining that the Allocated Shares will be validly issued and that the regulatory consents, authorizations, approvals and filings required to be obtained or made by UBS for the issuance of Allocated Shares have been obtained or made, we express no opinion as to the availability of such shares to the respective shareholders for trading or disposal. Such availability will be depending on the internal procedures adopted by UBS relating to the actual creation, registration (in the share register), booking and transfer of shares and on the approval of the listing applications by the competent exchange authorities (in particular, by the New York Stock Exchange). Furthermore, the newly issued shares will have to be registered with the Commercial Registers of the Canton of Zurich and Canton of Basel-Stadt, which, however, is not a precondition to their issuance.

(c)	This opinion relates to the laws of Switzerland in effect on the date hereof. Such laws and their interpretation are subject to change.

* * *

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended. This opinion may be relied upon by you in connection with the matters set forth herein. Except as provided in the immediately preceding paragraph, without our prior written consent, it may not be furnished or quoted to other persons, and it may not be relied upon by you or any other person, in any other capacity or for any other purpose. Except as provided in the immediately preceding paragraph, you are requested not to give copies to third parties or otherwise make the contents of this opinion public without our prior written consent.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction by the courts of the City of Zurich, Switzerland.

Sincerely yours,

HOMBURGER AG

Dr. Claude Lambert

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